Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Apimeds Pharmaceuticals US, Inc. to be filed on September 20, 2024, of our report dated May 13, 2024, which includes an explanatory paragraph as to ability to continue as a going concern, with respect to our audits of the financial statements of Apimeds Pharmaceuticals US, Inc as of December 31, 2023 and 2022 and for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, NY

September 24, 2024